As filed with the Securities and Exchange Commission on August 20, 2013

Registration No. 333-178619

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT No. 1 to
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ASIA CARBON INDUSTRIES, INC.
 (Exact name of registrant as specified in its charter)

Maryland	26-2895795
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification No.)

Xi Gu Nan Street, Qing Xu County, Taiyuan City
         Shanxi Province, People’s Republic of China
 (Address of principal executive offices) (zip code)

Asia Carbon Industries, Inc.
2011 Incentive Stock Plan
 (Full title of the Plan)

Ms. Guoyun Yao
Chief Executive Officer
Xi Gu Nan Street, Qing Xu County, Taiyuan City
         Shanxi Province, People’s Republic of China
 (Name and address of agent for service)

                                     86-351-5966868
(Telephone number, including area code, of agent for service)

Copy to:
Elizabeth Fei Chen, Esq.
Pryor Cashman LLP
7 Times Square
New York, NY 10036-6569
(212) 421-4100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
(Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8, No. 333-178619, which was originally filed with the Securities and Exchange Commission (the “SEC”) on December 19, 2011 (the “Registration Statement”), of Asia Carbon Industries, Inc., a Maryland corporation (the “Company”), is being filed to terminate the effectiveness of the Registration Statement and remove from registration all shares of common stock, par value $0.001 per share, of the Company (“Common Stock”) reserved for issuance under the Asia Carbon Industries, Inc. 2011 Incentive Stock Plan (the “Plan”) which have not yet been issued as well as the securities which have been issued but have not yet been resold.  The Registration Statement initially registered a total of 5,000,000 shares of Common Stock under the Plan and 295,000 shares for resale.

In accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Common Stock which remain unsold at the termination of the offering, the Company hereby amends the Registration Statement to remove from registration all shares of Common Stock registered under the Registration Statement which remain unsold or otherwise unissued under the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statement and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Taiyuan in the People's Republic of China on this 20th day of August, 2013.

Asia Carbon Industries, Inc.

By:	/s/ Guoyun Yao
Guoyun Yao
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement was signed by the following persons in the capacities and on the dates indicated.

Date: August 20, 2013	By:	/s/ Guoyun Yao
Guoyun Yao, Chief Executive Officer
(principal executive officer), Director

Date: August 20, 2013	By:	/s/ Elaine Zhao
Elaine Zhao, Chief Financial
and Chief Accounting Officer (principal financial and accounting officer), Director

Date: August 20, 2013	By:	/s/ Chunde Meng
Chunde Meng, Director

Date: August 20, 2013	By:	/s/ Baozhu Ren
Baozhu Ren, Director

Date: August 20, 2013	By:	/s/ Jianjun Wang
Jianjun Wang, Director

Date: August 20, 2013	By:	/s/ Lei Shi
Lei Shi, Director